Exhibit 16.01

April 1, 2011

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re:  Palmdale Executive Homes Corp.
        Item 4.01 – Form 8K
        File Number 000-52848

Commissioners:

We have read the statements made by Palmdale Executive Homes Corp. in the Amended Form 8-K (Form 8-K/A)  which was provided to us on March 30, 2011, which we understand will be filed with the Commission as Exhibit 16.01 of the Company's Form 8-K/A report dated April 1, 2011.

We agree with the disclosures concerning our Firm in such Form 8-K/A.

During the Company’s two most recent fiscal years covered by our audited reports, during the fiscal year ended December 31, 2010 and through the date hereof, there are no accounting disagreements on the financial statements prepared by this firm and filed with the Securities and Exchange Commission.

Sincerely,

Kyle L. Tingle, CPA, LLC